NEWS RELEASE

                                                            NASDAQ Symbol: "STRS"

Stratus Properties Inc.

                Financial and Media Contact:

98 San Jacinto Blvd. Suite 220

William H. Armstrong, III

Austin, Texas  78701

(512) 478-5788

STRATUS PROPERTIES INC. REPORTS

SECOND-QUARTER AND SIX MONTHS 2004 RESULTS

HIGHLIGHTS

*

Sold five residential estate lots within the Barton Creek community, three at the Escala Drive subdivision for $1.0 million and two at the Mirador subdivision for $0.8 million.

*

Sold two tracts totaling three acres for $1.4 million in the Circle C community.

*

Modified $30 million credit facility agreement with Comerica Bank to convert $5 million term loan component into a revolver and to extend the maturity to May 2006.

*

Entered into an agreement with a national homebuilder for the sale of 41 lots in the Wimberly Lane Phase II subdivision.

	Second Quarter		Six Months
	2004	2003	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues	$4,227	$1,499	$6,174	$4,195
Operating loss	(269)	(1,042)	(1,849)	(1,193)
Net loss	(489)	(1,161)	(2,294)	(1,501)

Net loss per share of common stock	$(0.07)	$(0.16)	$(0.32)	$(0.21)
Average shares outstanding	7,212	7,123	7,180	7,123

AUSTIN, TX, August 13, 2004 – Stratus Properties Inc. (NASDAQ:STRS) reported a net loss of $0.5 million, $0.07 per share, for the second quarter of 2004 compared to a net loss of $1.2 million, $0.16 per share, for the second quarter of 2003.  For the six months ended June 30, 2004, Stratus reported a net loss of $2.3 million, $0.32 per share, compared with a net loss of $1.5 million, $0.21 per share, for the six months ended June 30, 2003.

Revenues.  Stratus’ revenues for the second quarter of 2004 totaled $4.2 million, including sales of five residential estate lots within the Barton Creek community in Austin, three at the Escala Drive subdivision for $1.0 million and two at the Mirador subdivision for $0.8 million.  Stratus also sold two tracts totaling three acres for $1.4 million in the Circle C community.  Second-quarter 2003 revenues included $0.1 million for the sale of a Wimberly Lane subdivision residential lot and $0.5 million for commissions, management fees and other revenues.  For the second quarters of both 2004 and 2003, Stratus received rental income of $0.8 million from its two fully leased 7000 West office buildings in the Lantana project in southwest Austin.  In addition, Stratus earned $0.2 million in rental income related to its 75,000-square-foot office building at 7500 Rialto Drive for the second quarter of 2004, compared to $0.1 million for the second quarter of 2003, as the occupancy rate increased from 32 percent in the second quarter of 2003 to approximately 57 percent in the second quarter of 2004.  Occupancy at Stratus’ 7500 Rialto Drive office building increased to 90 percent in July 2004.

Credit Facility Amendment.  On June 23, 2004, Stratus modified its $30 million credit facility agreement with Comerica Bank to convert the $5 million term loan component to a revolver and to extend the maturity to May 2006.  The entire $30 million revolver facility is now available for corporate purposes. Amounts outstanding under the facility totaled $23.2 million at June 30, 2004.

Development Activities.  In May 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision.  Stratus is retaining and marketing the six estate lots in the subdivision.  In June 2004, the homebuilder paid Stratus a non-refundable $0.6 million deposit for the right to purchase the lots, which has been used to pay ongoing development costs of the lots.  The deposit will be recognized as income as lots are sold.  The lots will be sold on an installment basis, with six lots to be sold upon substantial completion of subdivision utilities, and then three lots per quarter beginning 150 days after the sale of the initial lots.  The average purchase price for each of the 41 lots is $150,400, subject to a six percent annual escalator commencing upon substantial completion of development.

In January 2004, Stratus acquired approximately 68 acres of land in Plano, Texas, for $7.0 million.  The property (Deerfield) is zoned and subject to a preliminary subdivision plan for 234 residential lots.  In February 2004, Stratus executed an Option Agreement and a Construction Agreement with a national homebuilder.  Pursuant to the Option Agreement, Stratus was paid $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs.  The net purchase price for each of the 234 lots is $61,500.  The $1.4 million option payment is non-refundable, but would be applied against the purchase price and will be recognized as income as lots are sold.  The Construction Agreement requires the homebuilder to complete development of the entire project by March 15, 2007.  Stratus agreed to pay up to $5.2 million of the homebuilder’s development costs.  The homebuilder must pay all property taxes and maintenance costs.  In February 2004, Stratus entered into a $9.8 million three-year loan agreement with Comerica Bank to finance the acquisition and development of Deerfield.  Development is proceeding on schedule and Stratus currently has $5.4 million of remaining availability under its Deerfield loan.

Within the Barton Creek community during the first quarter of 2004, Stratus completed construction of four condominium units at Calera Court, the initial phase of the “Calera Drive” subdivision.  Calera Court will include 17 courtyard homes on 19 acres.  The second phase of Calera Drive, consisting of 53 single-family lots, has received final plat and construction permit approval.  The last phase of Calera Drive, which will include approximately 70 single-family lots, also has been approved.  Funding for the construction of condominium units at Calera Court is provided by a $3.0 million project loan, which Stratus established with Comerica Bank in September 2003.  The project loan, which matures in November 2005, is secured by the condominium units at Calera Court.

Stratus also has commenced development activities at Circle C based on the entitlements set forth in its 2002 Circle C Settlement with the City of Austin.  The preliminary plan has been approved for Meridian, an 800-lot residential development at Circle C.  Stratus is processing final plat and construction permit approvals for the first phase of Meridian.  In addition, several retail sites at Circle C have received final City of Austin approvals and are being developed.  Other retail sites, including a proposed 160,000-square-foot project anchored by a grocery store, are proceeding through the City of Austin approval process.  Zoning for the 160,000-square-foot project was approved during the second quarter of 2004. The Circle C Settlement permits development of one million square feet of commercial space, 900 multi-family units and 830 single-family residential lots.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.

____________________________

CAUTIONARY STATEMENT.  This press release contains certain forward-looking statements regarding sales and development.  Important factors that might cause future results to differ from those projections include refinancing agreements, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.

STRATUS PROPERTIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues:
Real estate	$3,253	$559	$4,372	$2,347
Rental income	974	940	1,802	1,848
Total revenues	4,227	1,499	6,174	4,195
Cost of sales:
Real estate, net	2,103	578	3,216	1,475
Rental	811	578	1,500	1,149
Depreciation	362	332	707	649
Total cost of sales	3,276	1,488	5,423	3,273
General and administrative expenses	1,220	1,053	2,600	2,115
Total costs and expenses	4,496	2,541	8,023	5,388
Operating loss	(269)	(1,042)	(1,849)	(1,193)
Interest expense, net	(231)	(185)	(468)	(472)
Interest income	11	37	23	135
Equity in unconsolidated affiliates’ income	-	29	-	29
Net loss	$(489)	$(1,161)	$(2,294)	$(1,501)

Basic and diluted net loss per share of common stock	$(0.07)	$(0.16)	$(0.32)	$(0.21)

Basic and diluted average shares outstanding	7,212	7,123	7,180	7,123

STRATUS PROPERTIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,		December 31,
	2004		2003
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of $0.8 million and $0.2 million, respectively	$1,346		$3,413
Accounts receivable	243		768
Prepaid expenses	90		194
Note receivable from property sales	60		60
Total current assets	1,739		4,435
Real estate and facilities, net	123,977	[a]	113,732
Commercial leasing assets, net	22,427		22,160
Other assets	1,964		1,929
Note receivable from property sales	174		174
Total assets	$150,281		$142,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,131		$1,773
Accrued interest, property taxes and other	1,626		3,015
Current portion of borrowings outstanding	434		434
Total current liabilities	4,191		5,222
Long-term debt	55,366	[b]	47,105
Other liabilities	5,388	[c]	3,282
Stockholders' equity	85,336		86,821
Total liabilities and stockholders' equity	$150,281		$142,430

a.

Includes 68 acres of land in Plano, Texas (Deerfield), which was acquired in January 2004 for $7.0 million.

b.

Includes borrowings of $4.4 million from the Deerfield loan and $1.2 million from the Calera Court project loan during the first six months of 2004.

c.

Includes $1.4 million and $0.6 million of non-refundable deposits related to the Deerfield property and Wimberly Lane Phase II subdivision, respectively, to be recognized as income as lots are sold.

STRATUS PROPERTIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2004	2003
	(In Thousands)
Cash flow from operating activities:
Net loss	$(2,294)	$(1,501)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	707	649
Cost of real estate sold	2,231	339
Stock-based compensation	85	59
Long-term notes receivable and other	(35)	475
Equity in unconsolidated affiliates’ income	-	(29)
Distribution of unconsolidated affiliates’ income	-	29
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses	629	165
Accounts payable, accrued liabilities and other	1,075 [a]	(966)
Net cash provided by (used in) operating activities	2,398	(780)

Cash flow from investing activities:
Purchase and development of Deerfield property	(7,703)	-
Development of real estate and facilities, net of municipal utility district reimbursements	(5,747)	(5,764)
Investment in Lakeway Project	-	191
Net cash used in investing activities	(13,450)	(5,573)

Cash flow from financing activities:
Borrowings from revolving credit facility, net	2,275 [b]	9,001 [b]
Borrowings from Calera Court project loan	1,157	-
Borrowings from Deerfield loan	4,434	-
Borrowings from (repayments of) 7500 Rialto project loan	506	(1,431)
Payments on 7000 West project loan	(111)	(653)
Proceeds from exercise of stock options, net	724	4
Net cash provided by financing activities	8,985	6,921
Net increase (decrease) in cash and cash equivalents	(2,067)	568
Cash and cash equivalents at beginning of year	3,413	1,361
Cash and cash equivalents at end of period	1,346	1,929
Less cash restricted as to use	(782)	(266)
Unrestricted cash and cash equivalents at end of period	$564	$1,663

a.

Includes $1.4 million and $0.6 million of non-refundable deposits related to the Deerfield property and Wimberly Lane Phase II subdivision, respectively.

b.

Includes payments on the $5.0 million term loan component which was converted to a revolver effective June 2004.